UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                           CTI Industries Corporation
                                (Name of Issuer)

                           Common Stock, No Par Value
                         (Title of Class of Securities)

                                   125961 30 0
                                 (CUSIP Number)

Check the follow box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 125961 30 0                 13G                      Page 2 of 7 Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Howard W. Schwan
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)_______
                                                                      (b)_______

--------------------------------------------------------------------------------
3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------

            NUMBER OF              5.  SOLE VOTING POWER
                                       113,492
             SHARES                 --------------------------------------------

          BENEFICIALLY             6.  SHARED VOTING POWER
                                       65,410
            OWNED BY                --------------------------------------------

              EACH                 7.  SOLE DISPOSITIVE POWER
                                       113,492
            REPORTING               --------------------------------------------

             PERSON                8.  SHARED DISPOSITIVE POWER
                                       65,410
              WITH
--------------------------------------------------------------------------------

CUSIP NO. 125961 30 0                 13G                      Page 3 of 7 Pages

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          178,902

--------------------------------------------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.16%


--------------------------------------------------------------------------------

12.  TYPE OF REPORTING PERSON*

          IN

--------------------------------------------------------------------------------

CUSIP NO. 125961 30 0                 13G                      Page 4 of 7 Pages

ITEM 1.

         (a)  Name of Issuer
                  CTI Industries Corporation

         (b)  Address of Issuer's Principal Executive Offices
                  22160 North Pepper Road
                  Barrington, Illinois 60010

ITEM 2

         (a)  Name of Person Filing
                  Howard W. Schwan

         (b) Address of principal Business Office or, if none, Residence 22160 North Pepper Road
                  Barrington, Illinois 60010

         (c)  Citizenship
                  United States

         (d)  Title of Class of Securities
                  Common Stock, No Par Value

         (e)  CUSIP Number
                  125961 30 0

ITEM 3

         N/A

ITEM 4  OWNERSHIP

         (a)  Amount Beneficially Owned
                  178,902

         (b)  Percent of Class
                  9.16%

CUSIP NO. 125961 30 0                 13G                      Page 5 of 7 Pages

         (c)  Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote
                         113,492

                  (ii) shared power to vote or to direct the vote
                         65,410

                  (iii)sole power to dispose or to direct the disposition of
                         113,492

                  (iv) shared power to dispose or to direct the disposition of
                         65,410


ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          N/A

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          N/A

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          N/A

ITEM 9 NOTICE OF DISSOLUTION OF GROUP.

          N/A

CUSIP NO. 125961 30 0                 13G                      Page 6 of 7 Pages

ITEM 10 CERTIFICATION.

          N/A

CUSIP NO. 125961 30 0                 13G                      Page 7 of 7 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.


                                                 February 13, 2003
                                                 ----------------------
                                                 Date


                                                 /s/Howard W. Schwan
                                                 ----------------------
                                                 Howard W. Schwan